CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
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As independent public accountants, we hereby consent to the use of our auditors'
report on the financial statements of the Hussman Strategic Growth Fund of the Hussman Investment Trust dated June 22, 2000 and to all references to our Firm included in or made a part of this Pre-Effective Amendment No. 2 Form N-1A filing.

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Cincinnati, Ohio,
 June 23, 2000